Exhibit 10.34

Capstone Turbine Corporation

inducement stock option agreement

This Agreement is entered into by and between Capstone Turbine Corporation (the “Company”) with James D. Crouse (the “Optionee”) to evidence the award of an option to purchase the common stock of the Company that was made on February 5, 2007.

RECITALS:

WHEREAS, the Company, through action of the compensation committee of its board of directors taken on January 30, 2007, made a conditional option award to Optionee to purchase the Company’s Common Stock (the “Option”) as an inducement to encourage Optionee to accept an offer of employment as the Company’s Executive Vice-President of Sales;

WHEREAS, the parties, in connection therewith, entered into a letter agreement dated January 31, 2007, that sets forth general terms of employment of the Optionee by the Company, including the terms of the Option that is evidenced by this Agreement, which employment commenced on February 5, 2007;

WHEREAS, the parties desire to set forth the terms of such Option and to acknowledge that the shares of Common Stock that may be acquired hereunder shall be registered under the Securities Act of 1933, as amended (“Securities Act”) on Form S-8; and

WHEREAS, the parties further acknowledge that this Option is granted separately from the Capstone Turbine Corporation 2000 Equity Incentive Plan (the “2000 Plan”), but desire that this Option be subject to the terms contained in the of the 2000 Plan, except as otherwise provided for herein;

NOW, THEREFORE, in consideration of these premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree to the following terms and conditions regarding the Option covered hereby:

I.            NOTICE OF STOCK AWARD

Notice is hereby given of the grant of the Option, subject to the following terms.  References in this Agreement to certain terms of the Option shall be defined in this Article I:

Date of Grant:	February 5, 2007

Exercise Price:	$0.86 per Share

Total Number of Shares:	850,000

Total Exercise Price:	$731,000

Type of Option:	Non-Qualified Stock Option

Term:	10 years commencing on Date of Grant

Exercise and Vesting Schedule:

This Option shall vest and become exercisable on the dates and as described in this paragraph, subject to the Optionee continuing to be either an Employee or a Consultant to the Company on such vesting dates.  On February 5, 2008, Optionee shall be vested in and have the right to exercise the Option with respect to 212,500 Shares.  Thereafter, Optionee shall become vested in and have the right to exercise this Option with respect to 1/48th of the number of Shares subject to the Option on the day of each month corresponding to the Date of Grant, so that the Option shall be fully vested and exercisable on the fourth anniversary of the Date of Grant.  However, if Optionee is terminated by the Company other than for Cause prior to the one-year anniversary of the Date of the Grant, Optionee shall become vested in and have the right to exercise this Option with respect to 1/48th of the number of Shares subject to the Option for each full month of employment following the Date of Grant, based on the day of the month corresponding to the Date of Grant, through the date of such termination.

Option Termination:

The Option shall terminate at the close of business on February 5, 2017; provided, however, that if Optionee ceases to be either an Employee or a Consultant prior thereto, then the Option shall terminate earlier pursuant to the terms of Sections 10(d), 10(e), and 10(f) of the Plan.

II.            AGREEMENT

1.             Grant of Option.  The Option to purchase the Shares of Common Stock is subject to the terms set forth in Article I of this Agreement. Except as expressly provided for herein, this Option is also subject to the terms, definitions and provisions of the 2000 Plan, which are incorporated herein by reference. All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in the 2000 Plan, except as may be otherwise defined herein.  The Option evidenced in this Agreement is intended by the parties to be granted in fulfillment of the Company’s obligation to award a stock option pursuant to the letter agreement between the parties dated January 31, 2007; the terms of this Agreement completely replace and supersede the terms addressing the subject matter contained in such letter agreement.

2.             Exercise of Option.  The Option shall be exercisable cumulatively according to the vesting schedule set forth in Article I of this Agreement, based on Optionee’s continued status as an Employee or Consultant, and subject to the procedures and methods for payment set forth in the 2000 Plan.  Any portion of the exercisable portion of the Option may be exercised at any time by the Optionee until the Option has terminated.

3.             Lock-Up Period.  Optionee hereby agrees that if so requested by the Company or any representative of the underwriters (the “Managing Underwriter”) in connection with any registration of the offering of any securities of the Company under the Securities Act or any applicable state laws, Optionee shall not sell or otherwise transfer any Shares or other securities of the Company during the 180-day period (or such longer period as may be requested in writing by the Managing Underwriter and agreed to in writing by the Company) (the “Market Standoff Period”) following the effective date of a registration statement of the Company filed under the Securities Act.  The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.

4.             Non-Transferability of Option.  The Option may not be transferred in any manner except by will or by the laws of descent or distribution.  It may be exercised during the lifetime of Optionee only by Optionee.  The terms of the Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and al of which shall constitute one document.

CAPSTONE TURBINE CORPORATION

By:	/s/ DARREN R. JAMISON
Darren R. Jamison
President and Chief Executive Officer

OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THIS OPTION HEREOF IS EARNED ONLY BY CONTINUING EMPLOYMENT OR CONSULTANCY AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THE OPTION OR ACQUIRING SHARES HEREUNDER).  OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS STOCK OPTION AGREEMENT, NOR IN THE CAPSTONE TURBINE CORPORATION 2000 EQUITY INCENTIVE PLAN, WHICH IS INCORPROATED HEREIN BY REFERENCE, SHALL CONFER UPON OPTIONEE ANY RIGHT WITH RESPECT TO CONTINUATION OF EMPLOYMENT OR CONSULTANCY BY THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH OPTIONEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE OPTIONEE’S EMPLOYMENT OR CONSULTANCY AT ANY TIME, WITH OR WITHOUT CAUSE.

Optionee hereby acknowledges receipt of the 2000 Plan and a current prospectus for the offering represented by the grant of this Option. Optionee represents that he is familiar with the terms and provisions of the 2000 Plan and this Agreement and does hereby accept the Option subject to all of its terms.  Optionee has had an opportunity to obtain the advice of counsel prior to executing the Agreement and fully understands all provisions of this Agreement and the Option granted hereunder.  Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the 2000 Plan or this Agreement.  Optionee further agrees to notify the Company upon any change in the residence address indicated below:

Dated: February 5, 2007	/s/ JAMES D. CROUSE
James D. Crouse

	Residence Address:	on file